UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Tennessee Valley Authority (“TVA”) entered into an agreement on September 16, 2010, to issue $1 billion of TVA’s 4⅝% Global Power Bonds 2010 Series A Due September 15, 2060.  The settlement date for the transaction is September 21, 2010.  The Bonds bear a coupon rate of 4⅝% and pay interest semi-annually on each March 15 and September 15, beginning March 15, 2011.  The Bonds are not subject to redemption prior to maturity.  Net proceeds to TVA are $980,930,000, exclusive of expenses incurred in connection with offering the Bonds.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The United States Senate on September 16, 2010, confirmed the nominations of Dr. Marilyn Brown, Dr. Barbara Haskew, Mr. Neil McBride, and Mr. William B. Sansom to serve on the TVA Board of Directors (the “Board”).  These individuals (collectively, the “Nominees”) will become members of the Board after the Presidential commissioning and certain administrative matters have been completed and they have been sworn in.  The Nominees have not yet been assigned to Board committees.

Dr. Brown of Atlanta Georgia, age 61, has been a Professor in the School of Public Policy at Georgia Institute of Technology in Atlanta, Georgia, since August 2006.  From 1984 to August 2006, Dr. Brown worked at the Oak Ridge National Laboratory (“ORNL”) in Oak Ridge, Tennessee.  At ORNL, she was Deputy Director and Acting Director of the Engineering Science and Technology Division (from 2005 to 2006), and Program Director of the Energy Efficiency and Renewable Energy Program (from 2000 to 2005).  Dr. Brown’s term will expire in 2012.

Dr. Haskew of Chattanooga, Tennessee, age 70, is Distinguished Professor of Economics and former Dean of the College of Business at Middle Tennessee State University (“MTSU”), where she has worked since 1988.  From 1995 to 2002, she was the Vice President and Provost of MTSU.  Until August 2009, she was also Director of the Tennessee Center for Labor-Management Relations, having performed the duties of that position for five years.  In addition, Dr. Haskew has a consulting practice as a labor arbitrator.  From 1980 to 1988, Dr. Haskew served on the Rate Design Staff for TVA.  Dr. Haskew’s term will expire in 2014.

Mr. McBride of Oak Ridge, Tennessee, age 64, is the General Counsel of Legal Aid Society of Middle Tennessee and the Cumberlands (“Legal Aid”) and Managing Director of the Oak Ridge Office of Legal Aid, positions he has held since 2002.  In 1978, he founded Rural Legal Services of Tennessee and served as its director until it was consolidated with Legal Aid in 2002.  He also works as an independent consultant for various legal services organization.  Mr. McBride’s term will expire in 2013.

Mr. Sansom, age 69, is Chairman and Chief Executive Officer of the H.T. Hackney Co., a diversified company involved in the wholesale grocery and furniture manufacturing businesses, and has held that position since 1983.  Since 1995, Mr. Sansom has also been a director of Astec Industries, Inc., a corporation based in Chattanooga, Tennessee, that manufactures equipment and components used in road construction, and since 1984, he has been a director at First Horizon National Corporation, a Memphis, Tennessee, bank holding company.  In 2006, he was named director of Mid-America Apartment Communities, Inc., a real estate investment trust with ownership interests in apartment homes.  From 1994 to 2006, he was a director of Martin Marietta Materials, Inc., a company based in Raleigh, North Carolina, that is in the construction material business.  Mr. Sansom was a member of the Board from March 2006 to December 2009 and served as Chairman from March 2006 to May 2009.  Mr. Sansom’s new term will expire in 2014.

The Nominees are not party to, and do not have a direct or indirect material interest in, any transactions or arrangements with TVA other than in connection with their employment as described in this report.

As directors, the Nominees will be entitled to the benefits and arrangements applicable to their offices as identified in Item 11 of TVA’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2010	Tennessee Valley Authority
(Registrant)

/s/ John M. Thomas, III
John M. Thomas, III
Chief Financial Officer